Exhibit D-3

                           UNITED STATES OF AMERICA
                                  BEFORE THE
                     FEDERAL ENERGY REGULATORY COMMISSION

Progress Energy, Inc.,                      )
  On Behalf Of                              )        Docket No. EC01-_________
  Certain Of Its                            )
  Public Utility Subsidiaries               )

                         APPLICATION FOR AUTHORIZATION
                  UNDER SECTION 203 OF THE FEDERAL POWER ACT
                     TO IMPLEMENT CORPORATE REORGANIZATION

                  Progress Energy, Inc. ("Progress"), on behalf of Carolina Power & Light Company ("CP&L"), Progress Genco Ventures, LLC ("Genco"), Progress Energy Ventures, Inc. ("Ventures"), Richmond County Power, LLC ("Richmond"), Monroe Power Company ("Monroe"), Effingham County Power, LLC ("Effingham"), Rowan County Power, LLC ("Rowan"), MPC Generating LLC ("MPC"), and CPL Newco, Inc. ("Newco") (collectively, "Applicants"), submits this application ("Application") requesting all necessary Federal Energy Regulatory Commission ("Commission" or "FERC") authorizations under Section 203 of the Federal Power Act ("FPA")(1) to engage in a purely internal corporate reorganization (the "Reorganization"), which is described below.

                  Applicants submit this Application to report, and seek approval of, certain changes to the Reorganization, which was previously approved by the
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(1)        16 U.S.C.ss. 824b (1994).

Commission in slightly different form. Progress Energy, Inc., 95 FERC P. 62,017 (2001) ("Prior Order"). Specifically, the new plan calls for certain changes in the chain of ownership that were not previously reported; it does not introduce any issues that might affect the Commission's finding in the Prior Order that the Reorganization will not adversely effect competition, rates or regulation.

                  The only changes to the plan for the Reorganization since the Prior Order approving the initial plan of reorganization are as follows:

         1. Newco will be inserted in the chain of ownership immediately below Progress. See Exhibit C.

         2. Monroe's jurisdictional facilities will be contributed to a new LLC (MPC), and Monroe will be inserted in the chain of ownership below Newco and above Ventures. See Exhibit C.

Otherwise, the Reorganization will be exactly as previously approved by the Commission. There will be no change in the jurisdictional facilities involved, and no change in the analysis of the effect on competition, rates or regulation.

                            Request for Expedition

                  In order to meet financing goals for the Reorganization, Applicants respectfully request Commission authorization for the transactions contemplated herein by September 28, 2001, approximately 45 days from filing. Because this Application presents only a slight variation from the corporate reorganization previously approved in the Prior Order, Applicants submit that good cause exists for granting expedition and that it would be in the public interest to do so.

I.  Background

         A.  The Applicants

                  Progress. Progress is a North Carolina corporation and registered public utility holding company under the Public Utility Holding Company Act of 1935 ("PUHCA"). Progress is the parent company of CP&L and Florida Power Corporation ("FPC") (collectively, the "Operating Companies").(2) The Operating Companies are engaged in the generation, transmission, distribution, and sale of electric power in the states of Florida, North Carolina, and South Carolina.(3) The Operating Companies operate their transmission systems pursuant to a joint open- access transmission tariff ("OATT") on file at the Commission.(4) Neither the OATT

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(2)      Progress, which was formerly known as CP&L Holdings, Inc., acquired the parent of FPC in a transaction approved in CP&L Holdings, Inc., 92 FERCP. 61,023 (2000), reh'g denied, 94 FERCP. 61,096 (2001) (the
         "Merger").

(3)      FPC is not involved with the Reorganization.

(4) The OATT was submitted in Docket Number ER00-1520-000 and was approved by the Commission's order approving the Merger. 92 FERCP. 61,023 (2000). The OATT became effective on November 30, 2000. See Letter to David P. Boergers from James K. Mitchell, Docket Nos. EC00-55- 000 and ER00-1520-000 (Dec. 8, 2000).

nor service under the OATT will be affected in any way by the Corporate Reorganization.

                  CP&L. CP&L is a North Carolina corporation primarily engaged in the sale of electricity at wholesale and retail to approximately 1.2 million customers in a 30,000-square-mile service area that encompasses portions of North Carolina and South Carolina.

                  Monroe. Monroe, a North Carolina Corporation, currently owns a 160 MW combustion turbine generator, and certain appurtenant equipment including generator leads, step-up transformers, air break switches, circuit breakers, disconnect switches, transformer banks, and auxiliary transformers ("Appurtenant Facilities"), in Monroe, Georgia. Monroe is authorized to sell power at market-based rates.(5) Monroe has executed an interconnection agreement with Georgia Power Company.(6)

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(5)      See MEP Investments, LLC, 87 FERCP. 61,209 at 61,829 (1999) (basket order approving Monroe's market-based rates).

(6) The Interconnection Agreement was filed on September 15, 1999 in Docket No. ER99-4450-000. On April 26, 2000, the Commission accepted a settle ment in that Docket and permitted the agreement to become effective. 91 FERCP. 61,093 (2000).

Monroe is an exempt wholesale generator ("EWG"),(7) and is currently a wholly-owned subsidiary of Progress.

                  Effingham. Effingham is a North Carolina limited liability company that is organized principally for the purpose of constructing, owning, and selling power from an approximately 537 MW power plant to be located in Effingham County, Georgia.(8) Construction of the Effingham facility, and Appurtenant Facilities, commenced in or about June of 2001, and commercial operation is expected to commence in or about June of 2002. Effingham has negotiated an interconnection agreement with Savannah Electric and Power Company.(9) Effingham is an EWG and, as such, will be engaged exclusively in the wholesale sale of power and incidental activities, such as the potential sale of ancillary services.10 Effingham

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(7)      See Monroe Power Co., 87 FERCP. 61,238 (1999). Monroe will, in the near future, will file a notification of change in facts in Docket No. EG99-106-000 to reflect its change in ownership as a result of the Corporate Reorganization.

(8) 537 MW is the projected initial capacity of the project. Capacity may be increased in the future.

(9) The Interconnection Agreement was filed in Docket No. ER01-1698-000 on April 2, 2001, and accepted on May 30, 2001. Southern Company Servs., Inc., 95 FERCP. 61,307 (2001).

(10)     95 FERCP. 62,188 (2001).


is authorized to sell power at market-based rates.(11) Effingham is currently a wholly owned subsidiary of Ventures - i.e., Ventures is the sole member of Effingham.

                  Rowan. Rowan is a newly formed North Carolina limited liability company that is organized principally for the purpose of constructing, owning, and selling power from an approximately 500 MW power plant to be located in Rowan County, North Carolina.(12) Construction of the Rowan facility, including Appurtenant Facilities, commenced in April 2000, and commercial operation commenced in June of 2001. Rowan has negotiated an interconnection agreement with Duke Power Company.(13) Rowan is an EWG and, as such, will be engaged exclusively in the wholesale sale of power and incidental activities, such as the potential sale of

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(11)     Docket No. ER01-1418-000, Letter Order dated May 4, 2001.

(12) 500 MW is the projected initial capacity of the project. Capacity may be increased in the future.

(13) The Interconnection Agreement was filed in Docket No. ER01-1616-000 on March 26, 2001, and supplemented on March 28 and March 30, 2001. The Commission accepted the Interconnection Agreement by order dated May 29, 2001, 95 FERC P. 61,279 (2001), instructing Duke Power Company to make a compliance filing regarding certain issues and setting the terms and condi tions of the Interconnection Agreement for hearing. Duke Power Company made its compliance filing on July 13, 2001.


ancillary services.(14) Rowan is authorized to sell power at market-based rates.(15) Rowan is currently a wholly-owned subsidiary of CP&L - i.e., CP&L is the sole member of Rowan.

                  Richmond. Richmond is a newly formed North Carolina limited liability corporation that is organized principally for the purpose of constructing, owning, and selling power from an approximately 720 MW power plant to be located in Richmond County, North Carolina.(16) Construction of the Richmond facility, including Appurtenant Facilities, commenced in May of 2000, and commercial operation commenced in June of 2001. Richmond will enter into an interconnection agreement with CP&L. Richmond will be an electric utility company for purposes of PUHCA. The Progress companies have made appropriate filings with the Securities and Exchange Commission ("SEC") needed for Richmond to be established, financed and operated as an indirect public utility company subsidiary of Progress.

                  Richmond is authorized to sell power at market-based rates.(17) Richmond's market-based rate authority includes authorization to sell power to its

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(14)     95 FERCP. 62,189 (2001).

(15)     Docket No. ER01-1419-000, Letter Order dated May 4, 2001.

(16) 720 MW is the projected initial capacity of the project. Capacity may be increased in the future.

(17)     96 FERCP. 61,149 (2001).


utility affiliate, CP&L, pursuant to appropriate protections for retail and wholesale customers. Richmond is currently a wholly-owned subsidiary of CP&L - i.e., CP&L is the sole member of Richmond.

                  Ventures. Ventures, a direct wholly-owned subsidiary of Progress, is a North Carolina corporation. Ventures is currently the parent of Effingham - i.e., the sole member of Effingham.

                  Newco. Newco is a recently formed North Carolina corporation that is a direct, wholly-owned subsidiary of Progress.

                  Genco. Genco is a North Carolina limited liability company that is a wholly-owned subsidiary of Ventures and an indirect subsidiary of Progress.

                  MPC. MPC is a North Carolina limited liability company. It currently is a direct wholly-owned subsidiary of Monroe and an indirect subsidiary of Progress.

         B.  The Reorganization

                  The proposed Reorganization - a purely internal corporate reorganization best understood by reference to the charts attached as Exhibit C - will not result in any assets leaving the Progress corporate family. It will result, after a series of steps undertaken primarily for tax purposes, in
(1) MPC acquiring Monroe's generating assets and jurisdictional facilities;
(2) MPC, Effingham, and Rowan becoming 100% wholly-owned direct subsidiaries of Genco - i.e., Genco will become the sole member of those three companies; and (3) Richmond becoming a 100% wholly-owned direct subsidiary of Ventures. The Reorganization also will result in ownership by MPC, Effingham, Rowan, and Richmond ("the Project Companies") of all of the jurisdictional facilities at issue here, all of which are currently owned either by the Project Companies or by CP&L. The jurisdictional facilities at issue are described in Part I.D., below.

                  The Reorganization will include several interim steps, taken for tax purposes. However, such interim steps will occur seriatim at closing (i.e., there will be no significant delay between any stages that might be involved).(18) Moreover, the end result will be that the affected jurisdictional facilities will be 100% owned and controlled by the respective Project Companies. Specifically, MPC, Effingham, and Rowan will be 100% owned and controlled by Genco, which will be 100% owned and controlled by Ventures; and Richmond will be 100% owned and controlled by Ventures. Ventures will be 100% owned and controlled by Monroe, which will be

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(18)     The only exception to this will be with respect to assets that are not yet operational at the time the Reorganization begins. For tax purposes, final stages of the Reorganization involving such assets may be delayed until they become operational, at which point the final stages involving such assets will be completed. Hence, while there may be some delay, there will be no point at which operational jurisdictional facilities are owned and operated by an entity not described herein.


100% owned and controlled by Newco, which will be 100% owned and controlled by Progress. An organizational chart depicting Progress' pertinent corporate structure before and after the Reorganization is attached hereto at Exhibit C. Applicants respectfully submit that the information submitted herein is sufficient to meet the Commission's requirements.(19)

         C. Changes Since Prior Order

                  The only changes to the plan for the Reorganization since the Prior Order approving the initial plan of reorganization are as follows:

         1. Newco will be inserted in the chain of ownership immediately below Progress. See Exhibit C.

         2. Monroe's jurisdictional facilities will be contributed to a new LLC (MPC), and Monroe will be inserted in the chain of ownership below Newco and above Ventures. See Exhibit C.

Otherwise, the Reorganization will be exactly as previously approved by the Commission. There will be no change in the jurisdictional facilities involved, and no change in the analysis of the effect on competition, rates or regulation. In support,

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(19)     See Revised Filing Requirements Under Part 33 of the Commission's
         Regula tions, Order No. 642, III FERC Stats. & Regs., Regs. PreamblesP. 31,111 (2000) ("Final Rule").


Applicants restate the remainder of the application as previously approved below, revised as necessary to accommodate the above changes.

         D.  The Affected Jurisdictional Facilities

                  The Reorganization will result in an indirect change in control, within the Progress corporate family, of the following jurisdictional facilities:

o Jurisdictional facilities associated with the generating plants that are or will be owned by the Project Companies. These facilities consist of certain built and unbuilt Appurtenant Facilities, including generator leads, step-up transformers, air break switches, circuit breakers, disconnect switches, transformer banks, and auxiliary transformers. Monroe currently owns its jurisdictional facilities, which will be transferred to MPC. For Rowan and Richmond, these jurisdictional facilities are initially owned by CP&L and transferred to those Project Companies when regulatory, board, and other approvals have been received.

o The market-based rate tariffs and interconnection agreements, and associated books and records, of the Project Companies. At this time, Monroe, Effingham, Rowan and Richmond have market-based rate tariffs on file with the Commission. Monroe, Effingham, and Rowan also have interconnection agreements on file. Control of these jurisdictional facilities will be directly or indirectly transferred when MPC acquires Monroe's assets and when ownership of the Project Companies is changed.

o Three wholesale power contracts for sale of power from the Rowan generating facility. These contracts will be transferred from CP&L to Rowan. Two of these contracts are currently on file with the Commission.(20) The third contract has been executed and will be filed with the Commission shortly.(21)

II.  Analysis

                  Applicants request all necessary authorizations under
Section 203 of the FPA to implement the proposed Corporate Reorganization.
Section 203 of the FPA states, in relevant part, that:

                  No public utility shall sell . . . or otherwise dispose of the whole of its facilities subject to the jurisdiction of the Commission, or any part thereof of a value in excess of $50,000, or by any means whatsoever, directly or indirectly,

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(20)     See Allegheny Energy Supply Co., LLC, Basket Letter Order in Docket
         Nos. ER00-2382-000, et al. (June 22, 2000) (accepting for filing in Docket No. ER00-2458-000 CP&L's contract with the Duke Operating Companies); AEP Operating Companies, et. al., Basket Letter Order in Docket Nos. ER01- 1692-000, et. al. (May 23, 2001) (accepting for filing in Docket No. ER01- 1708-000 CP&L's contract with the South Carolina Public Service Author ity).

(21) The third wholesale power agreement is between CP&L and the Duke Operating Companies.


                  merge or consolidate such facilities or any part thereof with those of any other person . . . without first having secured an order of the Commission authorizing it to do so.(22)

                  In its Final Rule revising filing requirements under Part 33 of its regulations, the Commission stated that, when determining whether a proposed disposition of jurisdictional facilities is consistent with the public interest, it will evaluate the effects of the proposed transaction on competition, rates, and regulation.(23) As discussed below, the proposed Reorganization will have no adverse effects on competition, rates, or regulation. Applicants therefore request that the Commission find that the proposed Reorganization is consistent with the public interest and grant all necessary authorizations under FPA Section 203.

         A.  No Adverse Effect on Competition

                  The Reorganization will not alter the competitive situation within the relevant geographic markets. The Progress transmission system will continue to be operated pursuant to the joint OATT on file with the Commission and, thus, the relevant geographic markets will not change. Because the Reorganization is wholly internal to Progress, it will not affect the relative market shares of the Progress companies or any other market participant. In several prior cases, the Commission

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(22)     16 U.S.C.ss. 824b.

(23)     Final Rule at 31,872.


concluded that similar internal transfers of generating facilities or corporate reorganizations have no adverse effect on competition.(24) The Commission affirmed this approach in its Final Rule,(25) and approved a substantially similar corporate reorganization plan in the Prior Order.

         B.  No Adverse Effect on Rates

                  1.  Retail Rates

                  The Reorganization will have no adverse effect on rates paid by CP&L's retail customers. See Prior Order. It does not affect any units whose costs are currently in CP&L's ratebase. Further, it is expected that most of the generation of the Project Companies will be sold to unaffiliated third parties. The exception is the Richmond generation, from which capacity and/or energy may be sold to CP&L pursuant to the Commission's order granting Richmond authority to sell energy at market-based rates.(26) Thus, the output of the Richmond plant may continue to be available to CP&L as part of the CP&L system that serves retail customers. However, as a condition of Richmond's authorization for market-based rates, the

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(24)     See, e.g., PP&L Res., Inc., 90 FERCP. 61,203 at 61,649 (2000).

(25)     Final Rule at 31,902.

(26) In the event any of the Project Companies were to sell power to CP&L or another franchised utility affiliate, appropriate approvals of this Commission and relevant state commissions would be obtained prior to doing so.


Commission required that all sales made by Richmond to CP&L be consistent with the conditions set forth in GPU Advanced Resources, 81 FERC P. 61,335
(1997).(27) With these conditions in place, the Commission determined that ratepayers would be adequately protected from any potential abuse arising from the sale of electricity by Richmond to CP&L.

                  Also, Applicants note that the North Carolina Utilities Commission ("NCUC") must approve the transfer from CP&L to Richmond of the certificate of public convenience and necessity ("CPCN") to build the Richmond units. During that proceeding, the NCUC will review any agreement between Richmond and CP&L in determining whether the transfer of the CPCN is in the public interest from the standpoint of CP&L's retail customers. Finally, CP&L's rates will continue to be established by state regulators on a cost-of-service basis.

                  2.  Wholesale Rates

                  The Reorganization will have no adverse effect on rates paid by CP&L's wholesale customers. See Prior Order. The Reorganization does not affect any units currently in CP&L's rate base. As noted above, Applicants expect most of

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(27)     On August 13, 2001, Richmond made a compliance filing in Docket No.
         ER01-1417-000 amending its proposed market-based rate tariff to provide that sales made by Richmond to CP&L would be consistent with the require ments in GPU Advanced Resources.


the Project Companies' generation is going to be dedicated to power sales to non- affiliates and such generation will not affect CP&L's wholesale rates. Only the Richmond units will provide power to CP&L, and then only pursuant to the pricing limitations discussed above.(28) With these limitations in place, the Commission has already determined that wholesale ratepayers will be adequately protected from any potential for affiliate abuse. Accordingly, the transactions contemplated in the instant application will have no adverse effect on rates paid by CP&L's wholesale customers.

         C.  No Adverse Effect on Regulation

                  1.  Federal Regulation

                  The Commission's jurisdictional authority over the Applicants will not be impaired as a result of the Reorganization. See Prior Order. The Commission will have jurisdiction over the Applicants' wholesale power sales and transmission in interstate commerce.(29)

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(28)     As noted above, in the event any of the Project Companies other than
         Rich mond were to sell power to a franchised utility affiliate, appropriate approvals of this Commission and relevant state commissions would be obtained prior to doing so.

(29) See Allegheny Energy Supply Co., 89 FERCP. 62,063, at 64,105 (1999) (approving transaction as having no adverse effect on regulation for a similar corporate reorganization by a registered holding company).


                  2.  State Regulation

                  The Corporate Reorganization will not impair the effectiveness of state regulation because both the NCUC and the South Carolina Public Service Commission will continue to fully regulate CP&L's retail service and rates. See Prior Order.

III.  Information Required by Part 33 of the Commission's Regulations

                  Applicants submit the following information pursuant to Part 33 of the Commission's regulations, 18 C.F.R. Part 33, as revised by the Final Rule. As set forth more fully below, and as suggested by the Final Rule,(30) Applicants request full or partial waiver of several of the information requirements of Part 33 on the grounds that this is a purely internal Reorganization without the need for the higher level of scrutiny that might attach to a merger resulting in a combination of previously unaffiliated assets and that this information would not assist the Commission in determining whether the Reorganization is in the public interest. Specifically, Applicants request waiver of the requirements of 18 C.F.R. ss. 33.2(h), and partial waiver of the requirements of 18 C.F.R. ss.ss. 33.2(c) and (d), and of any other requirements of Part 33 to the limited extent Applicants may have inadvertently omitted information required by the Commission's Final Rule.

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(30)       Final Rule at 31,877.


                  Per 18 C.F.R. ss. 33.3(a)(1), Applicants have not submitted a horizontal competitive analysis, or any other information under 18 C.F.R. ss. 33.3, because the Reorganization will not result in a single corporate entity obtaining ownership or control over the generating facilities of previously unaffiliated merging entities. Here, all Applicants will be affiliated prior to the Reorganization.

                  Subject to the foregoing, the information required by Part 33 is as follows:

         A. Section 33.2(a): Names and addresses of the principal business offices of the Applicants.

                  The names of the Applicants are as follows:

                     Progress Energy, Inc.
                     Carolina Power & Light Company
                     Progress Genco Ventures, LLC
                     Progress Energy Ventures, Inc.
                     Richmond County Power, LLC
                     Monroe Power Company
                     Effingham County Power, LLC
                     Rowan County Power, LLC
                     MPC Generation, LLC
                     CPL Newco, Inc.


                  All Applicants have the same principal business address:

                    411 Fayetteville Street Mall
                    Raleigh, NC  27602


         B. Section 33.2(b): Names and addresses of persons authorized to receive notices and communications in respect to the Application.


*Frank Schiller                                     William Scherman
Vice President Legal                                *Gerard Clark
Progress Energy Service                             W. Mason Emnett
Company, LLC                                        Skadden, Arps, Slate,
411 Fayetteville Street Mall                          Meagher & Flom LLP
Raleigh, N.C.  27602                                1440 New York Avenue, NW
(919) 546-5362                                      Washington, D.C.  20005
Fax:  (919) 546-2920                                (202) 371-7000
Frank.Schiller@PGNMail.com                          Fax:  (202) 393-5760
                                                    GClark@skadden.com

                  Persons denoted by an asterisk are those designated for service pursuant to 18 C.F.R.ss.385.2010 (2000).

         C.       Section 33.2(c): Description of Applicant.

                  See Exhibits A through F, attached.

         D. Section 33.2(d): Description of the jurisdictional facilities owned and operated or controlled by Applicants, their parents or affiliates.

                  The jurisdictional facilities involved in the Reorganization are identified in Exhibit H, attached. Applicants request waiver of this requirement with respect to the multitude of jurisdictional facilities owned by parent or affiliate companies who are not participants in the Reorganization. Such facilities will be unaffected by the Reorganization, and the burden of assembling such a list would be significant. See Prior Order.

         E.       Section 33.2(e): Narrative description of the transaction.

                  A narrative description of the Reorganization is provided in
Part I.B to this Application. Associated jurisdictional facilities are identified in Part I.D. to this Application and in Exhibit H, attached. F.
Section 33.2(f): Contracts with respect to the transaction.

                  A Term Sheet describing the Reorganization is attached as
Exhibit I. Per the Final Rule, submission of such a document as evidence of these internal transactions meets the requirements of this provision.(31)

         G. Section 33.2(g): Facts relied upon to demonstrate that the transaction is in the public interest.

                  As explained in Exhibit J, the facts relied upon to show that the Reorganization is consistent with the public interest are set forth in Part II of this Application.

         H.       Section 33.2(h): Physical property.

                  Applicants request waiver of the requirement to provide a map showing in different colors the properties of each party, because this is a purely

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(31)     Final Rule at 31,876-77.


internal Reorganization involving only the transfer, from a physical perspective, of limited Appurtenant Facilities (generation leads, step-up transformers, etc.) used solely to connect the generating facilities that will be owned by the Project Companies to the transmission grid. See Prior Order.

         I. Section 33.2(i): Status of actions before other regulatory bodies.

                  See Exhibit L.

IV.      CONCLUSION

                  Wherefore, Applicants request that the Commission grant all necessary authorizations under Section 203 of the FPA for the Reorganization. To facilitate financing arrangements, Applicants request that the Commission act on this Application by September 28, 2001.

                                          Respectfully submitted,

                                          /s/ W. Mason Emnett
                                          -------------------
                                          William Scherman
                                          Gerard Clark
                                          W. Mason Emnett
                                          Skadden, Arps, Slate,
                                            Meagher & Flom LLP
                                          1440 New York Avenue, N.W.
                                          Washington, D.C.  20005
                                          (202) 371-7342
                                          Frank Schiller
                                          Vice President Legal
                                          Progress Energy Service Company, LLC
                                          411 Fayetteville Street Mall
                                          Raleigh, N.C.  27602
                                          (919) 546-5362

                                                Counsel for Applicants
August 16, 2001




         Exhibit A:  Business Activities of Applicants.

                  CP&L's retail service territory (gas and electric) is entirely within the States of North Carolina and South Carolina. CP&L's retail service territory in North Carolina includes the following counties: Alamance, Anson, Avery, Beaufort, Bertie, Blade, Brunswick, Buncombe, Carteret, Caswell, Chatham, Columbus, Craven, Cumberland, Duplin, Durham, Edgecombe, Franklin, Granville, Greene, Guilford, Halifax, Harnett, Haywood, Henderson, Hertford, Hoke, Jackson, Johnston, Jones, Lee, Lenoir, Madison, Martin, McDowell, Mitchell, Montgomery, Moore, Nash, New Hanover, Northhampton, Onslow, Orange, Pamlico, Pender, Person, Pitt, Randolph, Richmond, Robeson, Rutherford, Sampson, Scotland, Stanly, Union, Vance, Wake, Warren, Wayne, Wilson and Yancey. CP&L's retail service area in South Carolina includes the following counties: Chesterfield, Clarendon, Darlington, Dillon, Florence, Georgetown, Horry, Kershaw, Lancaster, Lee, Marion, Marlboro, Sumter and Williamsburg.

                  The business activities of the Applicants are further described in Part I above. Applicants are uncertain whether the Final Rule contemplates further or broader descriptions. To the extent more might otherwise be required, Applicants request waiver on the grounds that sufficient information is provided for consideration of this purely internal Reorganization, and the collection of further information would present an undue burden. See Prior Order.



         Exhibit B:  List of Energy Subsidiaries and Energy Affiliates.

                  The following is a list of the energy subsidiaries and affiliates of the Applicants (i.e., "those companies which provide electric products or inputs to electric products"(1)).

CP&L - Carolina Power & Light Company

         Subsidiaries      - ENGC - Eastern Natural Gas Company, LLC
                         - Richmond County Power, LLC
                           - Rowan County Power, LLC

FPC - Florida Power Corporation

         Subsidiary - Progress Power Marketing, Inc.

NCNG - North Carolina Natural Gas Corporation

         Subsidiaries      -  Cape Fear Energy Corporation
                           -  NCNG Cardinal Pipeline Investment Corporation
                           -  NCNG Pine Needle Investment Corporation
SRS

         Subsidiaries      -  SRS Engineering Corporation
                           - Spectrum Controls, Inc.

Progress Energy Ventures, Inc.

         Subsidiaries      -  CPL Synfuels, LLC
                           -  Solid Fuel, LLC
                           - Sandy River Synfuel, LLC
                           -  Colona Synfuel, LLC
                           - Effingham County Power, LLC

Monroe Power Company
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(1)      See Final Rule at 31,877.


Electric Fuels Corporation

                  Subsidiaries - Diamond May Coal Company
                               - Kentucky May Coal Company
                               - Powell Mountain Joint Venture
                               - Powell Mountain Coal Company
                               - Awayland Coal Company, Inc.
                               - Black Hawk Synfuel, LLC
                               - Ceredo Synfuel, LLC
                               - Cincinnati Bulk Terminals, Inc.
                               - Coal Recovery V, LLC
                               - Diamond May Mining Company
                               - Dixie Fuels II, Limited
                               - Dixie Fuels Limited
                               - Elmwood Marine Services, Inc.
                               - FM Industries, Inc.
                               - Homeland Coal Company, Inc.
                               - International Marine Terminal Partnership
                               - Kanawha River Terminals, Inc.
                               - Kentucky May Mining Company
                               - Little Black Mountain Coal Reserves, Inc.
                               - Marigold Dock, Inc.
                               - MEMCO Barge Line, Inc.
                               - Mesa Hydro-Carbons, Inc.
                               - Progress Materials, Inc.
                               - Progress Rail Canada Corporation
                               - Progress Rail Transcanada Corporation
                               - Progress Synfuel Holdings, Inc.
                               - Solid Fuel, LLC
                               - Sandy River Synfuel, LLC
                               - Solid Energy, LLC
                               - Colona Synfuel, LLC
                               - EFC Synfuel, LLC
                               - Ceredo Liquid Terminal, Inc.
                               - New River Synfuel, LLC





         Exhibit C:    Organizational Charts Depicting Current and Post-
                       Transaction Corporate Structures.

                  Applicants provide on the next two pages of this exhibit organizational charts depicting the pertinent corporate structures in two stages: (1) before the Reorganization (this reflects the current structure); and (2) after the Reorganization.

                  Rather than provide complete charts of Progress and its many subsidiaries, etc., most of which are not involved in the Corporate Reorganization, Applicants have limited the charts to companies directly affected and other companies necessary to show the "chain of command." As contemplated in the Final Rule, Applicants request waiver of this requirement to the extent not satisfied by the provided charts, as the remaining corporate structure will be unaffected.(2) See Prior Order.

--------

(2)      Final Rule at 31,877.






         Exhibit D:    Description of All Joint Ventures, Strategic Alliances,
                       Tolling Arrangements, or other Business Ventures.

                  The business activities of the Applicants and a list of all energy subsidiaries and energy affiliates of Applicants are provided in Exhibits A and B. Applicants submit that describing all non-energy business activities and affiliates of Applicants would be burdensome and, given the intra-corporate nature of the Reorganization, would not assist the Commission's ability to determine whether the Reorganization is in the public interest. Accordingly, Applicants respectfully request waiver of this requirement to the extent that it seeks a description of non-energy business activities and affiliates beyond those described in Exhibits A and B. See Prior Order.




         Exhibit E:        Common Officers or Directors of Parties to the
                           Transaction

                  The common officers and directors among the Applicants are as follows:

William Cavanaugh, III
Carolina Power & Light Company - Director, Chairman, Chief Executive Officer
         and President
Progress Energy Ventures, Inc. - Director and Chairman

Robert B. McGehee
Carolina Power & Light Company - Executive Vice President
Progress Energy Ventures, Inc. - Director

Peter M. Scott, III
Carolina Power & Light Company - Executive Vice President and Chief Financial
         Officer
Progress Energy Ventures, Inc. - Director

William D. Johnson
Carolina Power & Light Company - Executive Vice President, General Counsel and
         Corporate Secretary
Progress Energy Ventures, Inc. - Director

Tom D. Kilgore
Carolina Power & Light Company - Group President
Progress Energy Ventures, Inc. - Director, Chief Executive Officer and President Monroe Power Company - Director and President
CPL Newco, Inc. - President

E. Michael Williams
Carolina Power & Light Company - Senior Vice President
Monroe Power Company - Director

Joel Y. Kamya
Carolina Power & Light Company - Vice President
Monroe Power Company - Senior Vice President
MPC Generating, LLC - President and General Manager
Effingham County Power, LLC - President and General Manager
Rowan County Power, LLC - President and General Manager
Richmond County Power, LLC - President and General Manager

Kyle E. Crake
Carolina Power & Light Company - Vice President
Monroe Power Company - Senior Vice President

Robert F. Caldwell
Carolina Power & Light Company - Vice President
Monroe Power Company - Senior Vice President

Larry M. Smith
Progress Energy Ventures, Inc. - Vice President
Monroe Power Company - Senior Vice President

Thomas R. Sullivan
Carolina Power & Light Company - Treasurer Progress Energy Ventures, Inc. - Treasurer Monroe Power Company - Director Effingham County Power, LLC - Treasurer Rowan County Power, LLC - Treasurer Richmond County Power, LLC - Treasurer CPL Newco, Inc. - Treasurer

Frank A. Schiller
Carolina Power & Light Company - Vice President
Progress Energy Ventures, Inc. - General Counsel and Corporate Secretary Monroe Power Company - Director, General Counsel and Corporate Secretary MPC Generating, LLC - Secretary Effingham County Power, LLC - Secretary Rowan County Power, LLC - Secretary Richmond County Power, LLC - Secretary CPL Newco, Inc. - Secretary


Robert M. Williams
Carolina Power & Light Company - Assistant Secretary
Progress Energy Ventures, Inc. - Assistant Secretary
Monroe Power Company - Assistant Secretary
MPC Generating, LLC - Assistant Secretary
Effingham County Power, LLC - Assistant Secretary
Rowan County Power, LLC - Assistant Secretary
Richmond County Power, LLC - Assistant Secretary
CPL Newco, Inc. - Assistant Secretary

Michael R. Barker
Monroe Power Company - Treasurer
MPC Generating, LLC - Treasurer
Effingham County Power, LLC - Assistant Treasurer
Rowan County Power, LLC - Assistant Treasurer
Richmond County Power, LLC - Assistant Treasurer
CPL Newco, Inc. - Assistant Treasurer






         Exhibit F:        Description and Location of Wholesale Power Sales
                           Customers and Unbundled Transmission Services Served by Applicants or Their Affiliates.

                  The only long-term wholesale power contracts involved in the Reorganization are as follows:

         o CP&L's negotiated contract to sell power from Rowan to the Duke Operating Companies, on file with the Commission in Docket No. ER00-2458-000.

         o CP&L's negotiated contract to sell power from Rowan to the South Carolina Public Service Authority, on file with the Commission in Docket No. ER01-1708-000.

         o CP&L's contract to sell power from Rowan to the Duke Operating Companies, which has been negotiated and executed but not yet filed with the Commission. Applicants expect this contract to be filed shortly.

         o Monroe's negotiated contract to sell power to the Municipal Energy Authority of Georgia, which was filed with the Commission under Monroe's market-based rate tariff.

                  As discussed in the text in Part II.B.2, these customers and CP&L's other long-term wholesale power sales customers will be unaffected by the Reorganization. Because CP&L's remaining long-term wholesale customers will be unaffected, and production of such a list would be burdensome, Applicants request waiver of the requirement to identify them. Similarly, Applicants request waiver of this requirement to the extent that it applies to their short-term market-based rate customers. See Prior Order.

                  Applicants also request waiver of the requirement to identify the current long-term firm transmission customers of CP&L.(1) Like CP&L's wholesale electricity customers, these transmission customers will be unaffected by the Reorganization. As noted in the text in Part I.A., neither the OATT nor service under the OATT will be affected by the Reorganization. Hence, Applicants submit that good cause exists to grant the requested waivers. See Prior Order.

--------

(1) To the extent the filing requirement could be read to apply to short-term or non-firm transmission customers, or to long-term firm transmission custom ers on FPC's portion of the transmission system, Applicants request waiver of such requirements. None of the Project Companies will interconnect with FPC's portion of the transmission system.





         Exhibit G:        Description of Jurisdictional Facilities of
                           Applicants and Their Affiliates.

                  As stated in Part III.D of the Application, applicants request waiver of this requirement to the extent not satisfied by Exhibit H.






            Exhibit H:     Jurisdictional Facilities and Securities
                           Associated with or Affected by the Transaction.

                  The jurisdictional facilities associated with the Corporate Reorganization are (1) the facilities (generator leads, step-up transformers, air break switches, circuit breakers, disconnect switches, transformer banks, and auxiliary transformers) appurtenant to the generating units of the Project Companies; (2) the market-based rate tariffs and interconnection agreements, and associated books and records, of the Project Companies; and (3) CP&L's negotiated rate power sales contract with the Duke Operating Companies on file with the Commission in Docket No. ER00-2458-000, CP&L's negotiated rate power sales contract with the South Carolina Public Service Authority on file with the Commission in Docket No. ER01- 1708-000, and CP&L's executed contract with the Duke Operating Companies to be filed with the Commission shortly, which contracts will be assigned to Rowan upon receipt of consent from the purchasers.





         Exhibit I:        Contracts with Respect to the Disposition of
                           Facilities.

                  Because of the purely intracorporate nature of the Reorganization, the disposition of facilities arising from that transaction may not be reflected in formal contracts or agreements. Applicants are attaching hereto a Term Sheet that describes the transaction. In addition, counsel for Applicants certifies that, to the best of its knowledge, the final board of directors' resolutions approving the Reorganization will reflect the terms and conditions in the Term Sheet in all material respects. This should satisfy the Commission's filing requirements. See Final Rule at 31,877.





                           Corporate Reorganization
                                  Term Sheet

         Set forth below is a description of the transactions constituting the Corporate Reorganization with respect to each of the following Projects:

I.    Effingham Project

         Effingham County Power, LLC ("Effingham") is a North Carolina limited liability company that is currently a wholly owned subsidiary of Progress Energy Ventures, Inc. ("Ventures"), itself a wholly owned subsidiary of Progress Energy, Inc. ("Progress"). Effingham is organized principally for the purpose of constructing, owning, and selling power from an approximately 537 MW power plant to be located in Effingham County, Georgia. Construction of the Effingham facility is expected to commence on or about June of 2001, and commercial operation is expected to commence on or about June of 2002. Effingham is authorized to sell power at market-based rates and has executed an interconnection agreement with Savannah Electric and Power Company.

         As part of the Corporate Reorganization, the generating unit, and Appurtenant Facilities, for the Effingham Project will be constructed in Effingham. In addition, the entire membership interest in Effingham will be contributed by Ventures to Progress Genco Ventures, LLC ("Genco"), a wholly-owned subsidiary of Ventures. Consequently, upon the consummation of the Corporate Reorganization, Effingham will be wholly-owned by Genco.

II.   Monroe Project

         Monroe Power Company ("Monroe") owns a 160 MW combustion turbine generator, and Appurtenant Facilities, in Monroe, Georgia. Monroe is authorized to sell power at market-based rates and has executed an interconnection agreement with Georgia Power Company.

         As part of the Reorganization, Monroe's assets will ultimately be transferred to a new limited liability company (MPC Generating, LLC) upon consummation of the Reorganization. MPC Generating, LLC will be a wholly-owned subsidiary of Genco. Monroe will become a wholly-owned subsidiary of CPL Newco, Inc. ("Newco"), and the parent of Ventures.

III.  Richmond Project

         Richmond County Power, LLC ("Richmond") is a newly formed North Carolina limited liability company that is currently a wholly owned subsidiary of CP&L. Richmond is organized principally for the purpose of constructing, owning, and selling power from an approximately 720 MW power plant to be located in Richmond County, North Carolina. Construction of the Richmond facility commenced in May of 2000, and commercial operation commenced in June of 2001. Richmond is authorized to sell power at market-based rates and is negotiating an interconnection agreement with CP&L.

         As part of the Corporate Reorganization, the generating unit, and Appurtenant Facilities, for the Richmond Project that are currently owned by CP&L will be contributed to Richmond. In addition, the entire membership interest in Richmond ultimately will be transferred from CP&L to Ventures. Consequently, upon the consummation of the Corporate Reorganization, Richmond will be wholly owned by Ventures.

IV.   Rowan Project

         Rowan County Power, LLC ("Rowan") is a newly formed North Carolina limited liability company that is currently a wholly owned subsidiary of CP&L. Rowan is organized principally for the purpose of constructing, owning, and selling power from an approximately 500 MW power plant to be located in Rowan County, North Carolina. Construction of the Rowan facility commenced in April 2000, and commercial operation commenced in June of 2001. Rowan is authorized to sell power at market-based rates and has executed an interconnection agreement with Duke Power Company.

         As part of the Corporate Reorganization, the generating unit, and Appurtenant Facilities, for the Rowan Project that are currently owned by CP&L will be contributed to Rowan. Likewise, the three power sales agreements for the Rowan Project with the Duke Operating Companies or South Carolina Public Service Authority will be assigned to Rowan by CP&L. In addition, the entire membership interest in Rowan ultimately will be transferred from CP&L to Genco. Consequently, upon the consummation of the Corporate Reorganization, Rowan will be wholly-owned by Genco.

V.  Newco

      Newco is a recently created North Carolina corporation formed by CP&L. Upon the consummation of the Corporate Reorganization, Newco will be wholly-owned by Progress and will own 100% of Monroe, placing it in the "chain of command." Other than its ownership of the capital stock of Monroe, Newco will not hold any assets or conduct any business operations.





      Exhibit J:           Facts Relied Upon to Demonstrate Consistency
                           with Public Interest.

         The facts relied upon to show that the Corporate Reorganization is consistent with the public interest are set forth in Part II of the Application.





         Exhibit K:        Maps.
                  As stated in Part III.H of the Application, Applicants request waiver of this requirement.





         Exhibit L:        Status of Regulatory Actions and Orders.

                  Securities and Exchange Commission. Progress has filed an application with the Securities and Exchange Commission ("SEC") to request approval under the Public Utility Holding Company Act of 1935 ("PUHCA") of Progress' indirect acquisition, through Ventures, of Richmond as part of the Corporate Reorganization. This application is filed in SEC File No. 70-9863. The SEC application also seeks authority for Richmond to issue securities, engage in financing transactions, and enter into a tax allocation agreement, as well as authority needed for Progress subsidiaries to provide Richmond with operational and other services. Ventures will be a public utility holding company under PUHCA, and the SEC application seeks an exemption for Ventures from registration with the SEC as a holding company under PUHCA. Finally, the SEC application seeks authority for Progress to retain Monroe and Newco as intermediate exempt public utility holding companies. Because MPC, Effingham, and Rowan will be EWGs, no SEC approvals are required for Progress' indirect acquisition of those entities. Because Richmond will be a public utility under PUHCA, not an EWG, Progress will request approval from the SEC under PUHCA prior to acquiring the securities of Richmond.

                  North Carolina Utilities Commission. Progress has filed an application with the North Carolina Utilities Commission (the "NCUC") to transfer the Certificates of Public Convenience and Necessity to build the Rowan and Richmond units from CP&L to Rowan and Richmond, respectively. A public hearing on the application was held on June 27, 2001. Progress anticipates that the NCUC will issue an order regarding the application in the near future.





           [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]



                                                              October 3, 2001


David P. Boergers
Secretary
Federal Energy Regulatory Commission
888 First St., N.E.
Washington, D.C. 20426


              Re:      Progress Energy, Inc., Docket No. EC01-141-001
                       ----------------------------------------------

Dear Mr. Boergers:

                  Progress Energy, Inc. ("Progress"), on behalf of Carolina Power & Light Company ("CP&L"), Progress Genco Ventures, LLC, Progress Energy Ventures, Inc. ("Progress Ventures"),(2) Richmond County Power, LLC ("Richmond"), Monroe Power Company ("Monroe"), Effingham County Power, LLC, Rowan County Power, LLC ("Rowan"), MPC Generating LLC ("MPC Generating"), and CPL Newco, Inc. (collectively, "Applicants"), submits this amendment ("Amendment") to the August 16, 2001 application ("Application") requesting all necessary Federal Energy Regulatory Commission ("Commission" or "FERC") authorizations under Section 203 of the Federal Power Act ("FPA")(3) to engage in a purely internal corporate reorganization (the "Reorganization"). Also submitted herewith is a notice of filing suitable for publication in the Federal Register (Tab E).

                  The Amendment revises the Application in two respects. First, the Amendment references certain wholesale power purchase contracts ("Contracts") that will be transferred and assigned as a result of the Reorganization but that were not

--------

(2) Progress Energy Ventures, Inc. has changed its name to Progress Ventures, Inc. Progress Ventures will be filing with the Commission shortly a notice of succession to reflect this name change.

(3)      16 U.S.C.ss. 824b (1994).






expressly mentioned in the Application. The Amendment clarifies that these Contracts will be assigned and transferred as part of the Reorganization. Second, the Amendment informs the Commission of a recent order issued by the North Carolina Utilities Commission ("NCUC") which granted approval to transfer the Rowan generating facility from CP&L to Rowan, but denied approval to transfer the Richmond generating facility from CP&L to Richmond. As a result of this NCUC order, the Applicants are no longer seeking Commission approval to transfer any facilities relating to Richmond from CP&L to Richmond. In order to meet the financing goals for the Reorganization, Applicants respectfully request that the Commission issue its ruling on the Amendment by October 31, 2001.

                  The Application, filed in Docket No. EC01-141-000, describes the Reorganization in detail. That description is incorporated herein by reference and will not be repeated here. The Application requested all authorizations under Section 203 of the FPA to allow Progress to engage in the Reorganization. Applicants requested approval of the Application by September 28, 2001. No party filed any protests or interventions in response to the Application.

                  It has come to Progress' attention that the Application did not expressly mention all the power purchase agreements that would be transferred or assigned as a result of the Reorganization. Page 12 and Exhibits F and H of the Application listed certain wholesale power contracts for power from the Rowan and Monroe generating facilities that will be transferred as a result of the Application. In addition to these, there are other wholesale power contracts for power sales from the Monroe generating facility that will also be transferred and assigned as a result of the Reorganization. These include two long-term Power Purchase Agreements ("PPAs") between Monroe and Dynegy Marketing, Inc. ("Dynegy") for 120 MW and for 35 MW, respectively. These long-term PPAs will be assigned from Monroe to MPC Generating as a result of the Reorganization.(4) Also, the Applicants contemplate that two EEI Master Power Purchase and Sale Agreements reflecting the terms and conditions for short-term power sales between Monroe and Dynegy and Monroe and

--------

(4) Exhibit F of the Application referred to a long-term power purchase agree ment between Monroe and the Municipal Electric Association of Georgia. This agreement will also be transferred from Monroe to MPC Generating as a result of the Reorganization. Because this agreement was not expressly mentioned on page 12 or in Exhibit H of the Application, the Amendment revises those pages to include a specific reference to this agreement.


Aquila Energy Marketing Corporation will be assigned from Monroe to Progress Ventures as a result of the Reorganization.(5)

                  Through the Amendment, Applicants seek to revise the Application to include a specific reference to these Contracts. For purposes of efficiency and to reduce the burdens of the Amendment, the Amendment includes only the revised pages of the Application. The Amendment, therefore, attaches a clean and redlined version of (1) page 12 of the Application (Tab
A); (2) Exhibit F to the Application (Tab B); and Exhibit H to the Application (Tab C).

                  In addition to revising the Application to expressly mention the Contracts, the Amendment also brings to the Commission's attention a recent NCUC order regarding the Reorganization. See In the Matter of Carolina Power & Light's Petition to Transfer Certificates of Public Convenience and Necessity, Notice of Decision, Docket Nos. E-2, sub778, and EMP-5, sub 1 (September 10, 2001) ("the NCUC Order"). The NCUC Order, which is attached hereto at Tab D, granted CP&L approval to transfer the Rowan generating facility, and associated facilities, to Rowan, but denied approval to transfer the Richmond generating facility, and associated facilities, to Richmond. As a result of the NCUC Order, the Applicants will not proceed with their plans to create Richmond, and the Richmond generating facility will not be transferred from CP&L. Therefore, Richmond is no longer part of the Reorganization, and the Applicants no longer seek approval to transfer any assets from CP&L to Richmond.(6)

                  The Amendment does not materially change the justifications for granting all Section 203 approvals for the Reorganization. Besides removing Richmond from the Reorganization, which merely eliminates the need for certain approvals, the Amendment does not alter the Reorganization in any material respect.

--------

(5) The umbrella service agreements associated with these short-term sales and filed with the Commission will not be assigned through the Reorganization. Rather, it is anticipated that new umbrella service agreements will be entered into with those companies and filed with the Commission.

(6) The Applicants have not specifically revised the Application to carve out any reference to Richmond or approvals for the transfer of Richmond assets. The Applicants respectfully ask the Commission to disregard any reference in the Application to the creation of Richmond or the transfer of assets from CP&L to Richmond.


Rather, the Amendment informs the Commission of additional power purchase agreements that were entered into under Monroe's market-based rate tariff and that will be transferred or assigned as a result of the Reorganization. Because the Reorganization is a purely internal corporate transaction, these Contracts will not leave the control of the Progress corporate family.

                  The Application initially requested an approval date of October 1, 2001 in order to meet the financing goals for the Reorganization. However, the anticipated closing date for the Reorganization has been delayed so that approval by October 1, 2001 is no longer required. Instead, Applicants respectfully request an order by October 31, 2001 to accommodate a planned financing for the Reorganization in early-November 2001. Applicants respectfully request the Commission to provide an expedited notice for the Amendment to allow the Commission to issue its order on the Amendment no later than October 31, 2001. Applicants submit that good cause exists for granting expedition and that it would be in the public interest to do so.

                  Thank you for your assistance, and please call the undersigned if you have any questions regarding this filing.

                                              Respectfully Submitted,

                                              /s/ Gerald Clark
                                              ----------------
                                              William Scherman
                                              Gerard Clark
                                              W. Mason Emnett
                                              Skadden, Arps, Slate,
                                                Meagher & Flom LLP
                                              1440 New York Avenue, N.W.
                                              Washington, D.C.  20005
                                              (202) 371-7342

                                              Frank Schiller
                                              Vice President Legal
                                              Progress Energy Service Co., LLC
                                              411 Fayetteville Street Mall
                                              Raleigh, N.C.  27602
                                              (919) 546-5362

Enclosures
cc:  Official Service List